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                                                                    EXHIBIT 10.8

                               SEVERANCE AGREEMENT

      THIS AGREEMENT is entered into this 1st day of May, 1999 (the "Effective Date"), between Formus Communications, Inc., a Colorado corporation (the "Company"), and Vernon F. Kenley ("Executive").

      The Company wishes to provide Executive with a severance benefit to be paid following termination of Executive's employment with the Company under certain defined circumstances.

1.    Definitions.

      (A) "Change in Control" shall have the same definition as it has in two Stock Option Agreements dated April 15, 1997 and July 15, 1998, between the Executive and the Company, (the "Option Agreements").

      (B) "Date of Termination" means the last day on which the Executive performs services for the Company.

      (C) "Disability" means any physical or mental condition that renders Executive unable to substantially perform Executive's duties with the Company for a period exceeding six consecutive months or for a period exceeding four months if a physician selected by the Company determines in good faith that Executive will be permanently unable to substantially perform Executive's duties with the Company.

      (D) A termination by the Company shall be deemed to be "For Cause" if Executive commits a fraud, embezzlement, felony or financial dishonesty against the Company; if Executive commits a breach of a confidentiality obligation owed to the Company; if Executive refuses to obey directions of the Board of Directors or a superior officer of the Company (so long as such directions do not involve illegal or immoral acts); or if Executive commits an act of moral turpitude bringing harm or disgrace to the Company.

      (E) A termination by Executive shall be deemed to be "For Good Reason" if within three months prior to the termination there is (i) a reduction in Executive's base salary or stock option grants; or (ii) a reduction in Executive's aggregate level of benefits under the Company's health, accident, disability, retirement or life insurance plans or programs, other than an across the board reduction which applies to all similarly situated Executives.

      (F) "IPO" shall mean the date of an initial public offering of the stock of the Company on any recognized stock exchange.

      (G) "Monthly Salary" means one-twelfth of Executive's total compensation for the one year period immediately preceding Executive's Date of Termination.

2. Entitlement to Severance Benefit. Executive shall be entitled to receive a severance benefit as provided in Section 3 if Executive's employment terminates under the following circumstances:

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      (A)   Executive has executed a General Release of Legal Rights in the form of Exhibit A at least 28 days prior to the commencement of the severance benefit; and

      (B) The Company terminates Executive for any Reason other than Executive's death or Disability, or For Cause, or Executive terminates his employment with the Company For Good Reason, provided however, no severance benefit shall be payable if Executive terminates his employment with the Company within twelve months of the execution of this Agreement. Notwithstanding the foregoing, if Executive terminates his employment with the Company within twelve months of the execution of this Agreement due to Disability, the Executive shall be entitled to receive the benefits provided in paragraphs 3(B) and 3(C) below.


3. Amount of Benefit. The severance benefit payable pursuant to this Agreement shall consist of the following:

      (A) Monthly Compensation. Continuation of Executive's Monthly Compensation for a period of 12 months after termination. Payment of Monthly Compensation shall be made at the same time or times as Executive would have received salary payments at the time of Executive's termination of employment. Notwithstanding the foregoing, if termination occurs either six months before a Change in Control or twelve months after a Change in Control, payment of any remaining portion of the Monthly Compensation severance benefit shall be made in a single lump sum to be paid within five days after the date of the Change in Control. The Company shall withhold on such Monthly Compensation in accordance with applicable law.

      (B) COBRA Benefits. Continuation of group medical benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA" coverage); provided that for the first twelve months of such coverage, the Company shall pay the portion of the Executive's COBRA coverage expense under the same terms as those benefits were in effect at the Date of Termination.

      (C) Stock Options. The Company and the Executive have previously executed the Option Agreements which are incorporated herein by reference. Other than as expressly modified in this paragraph, all provisions of those agreements shall remain in full force and effect. The parties agree to the following modifications:

      (D) Vested Options. If an IPO has occurred, the exercise period shall be unaffected. If no IPO has occurred, the exercise period for any vested stock options issued by the Company and held by Executive pursuant to the Option Agreements as of the Date of Termination shall be extended to the date that is the earlier of: (a) five (5) years from the Date of Termination; or (b) 90 days after the date on which executive may legally exercise his vested options following an IPO.

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      (E)   Unvested Options. If Executive holds unvested stock options issued by the Company and held by Executive pursuant to the Option Agreements on the Executive's Date of Termination, and a Change in Control occurs within 365 days following the Executive's Date of Termination, the vesting of those unvested stock options shall be accelerated in accordance with the following schedule:

CHANGE IN CONTROL OCCURRING IN                              UNVESTED STOCK OPTIONS ELIGIBLE FOR
MONTHS AFTER DATE OF TERMINATION                            ACCELERATION:
--------------------------------                            -----------------------------------
1                                                           12/12ths

2                                                           11/12ths

3                                                           10/12ths

4                                                            9/12ths

5                                                            8/12ths

6                                                            7/12ths

7                                                            6/12ths

8                                                            5/12ths

9                                                            4/12ths

10                                                           3/12ths

11                                                           2/12ths

12                                                           1/12ths

13 or more                                                   0


1. Confidential Information, Covenant Not to Compete and Non-Solicitation. Executive acknowledges that on October 21, 1997 he executed a letter agreement (the "Letter Agreement"), which is incorporated by reference herein, with the Company in which he agreed to certain obligations. The parties hereto agree that the terms of the Letter Agreement survive the termination of Executive's employment.

2. Nondisparagement. For a period of one (1) year following Executive's Date of Termination, neither party shall disparage the other party. As used in this section, "disparage" shall include, in addition to its common law meaning, negative comments regardless of truth concerning either party's past or present business ethics management decisions or the quality or effectiveness of products or services, or their desirability as a partner or similar status as a party to any transactions; provided, however, that disparagement shall not include any statement required to made to comply with any legal requirement.


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3.    References. Following Executive's Date of Termination, Executive shall list only Osmo Hautanen or Derek Van Keuren as references in connection with efforts to find alternative employment. In the event that Executive lists any other person as a reference, he shall be deemed to have agreed that the person so listed is a personal reference, and that the Company shall not be liable with respect to information provided by them concerning Executive.

4. Indemnification. The Company shall indemnify and defend Executive in connection with any litigation that arises after the Date of Termination in which Executive is named as a party by virtue of his position as a former officer or director of the Company, provided that Executive was acting in good faith in the performance of his duties. The Company reserves the right to deny indemnification of Executive in connection with a claim of bad faith (other than a claim alleging a breach of fiduciary duty) or gross negligence on the part of Executive. This indemnity shall include any claims, losses, damages, and expenses of any nature, other than those specifically excepted, including reasonable attorneys fees.

5. Confidentiality. The parties agree that this Agreement is confidential and that they shall not disclose to any person the existence of this Agreement or its terms; provided, that the Executive may disclose the Agreement to his spouse, tax consultant or legal advisor, and the Company may disclose the Agreement to its auditors and to potential investors in connection with their due diligence investigations.

6. Integration and Merger. Other than as specifically stated herein, this Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

7. Amendment. This Agreement may be amended only by a document executed by both the Company and Executive.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective personal representatives, successors and assigns. Notwithstanding the foregoing, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that the Company may assign this Agreement to a successor (whether such succession is direct or indirect by purchase, merger, consolidation or otherwise;) to all or substantially all of the business and/or assets of the Company. Upon Executive's request, the Company shall obtain an agreement to expressly assume this Agreement from any successor (whether such succession is direct or indirect by purchase, merger, consolidation or otherwise) to substantially all of the business and/or assets of the Company or a controlling portion of the Company's stock).

9. No Reliance. The parties to this Agreement acknowledge that they are not relying on an information provided to them by the other party or on any obligation of the other party to provide information to them, in connection with the decision to execute this Agreement. The parties assume all risk that the facts and law may be different than understood by them.


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10.   Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Colorado, without regard to the conflict of laws principles of such State. Each party hereby submits to personal jurisdiction in the State of Colorado for all actions instituted in connection with this Agreement.

11. Counterparts. This Agreement may be executed and delivered in counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts together shall constitute on instrument. Signatures made via facsimile shall be binding.

12. Severability. In the event that any material provision of this Agreement is found to be invalid or unenforceable, the remainder of this Agreement shall be fully enforceable.

13. Arbitration. Every dispute concerning, relating to or involving the enforcement, interpretation or effect of this Agreement shall be resolved through binding arbitration to be conducted in the Denver, Colorado metropolitan area, pursuant to the rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.


                                       FORMUS COMMUNICATIONS, INC.


                                       By:
                                          -----------------------------------
                                       Title:
                                             --------------------------------
                                       Date:
                                            ---------------------------------

                                       EXECUTIVE

                                       --------------------------------------
                                       Vernon F. Kenley
                                       Date:
                                            ---------------------------------

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